SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2006

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

2006 Executive Incentive Plan

On February 17, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Cytyc Corporation (the “Company”) approved the 2006 Executive Incentive Plan (the “2006 Plan”). The objectives of the 2006 Plan include, among other things, rewarding the Company’s executives (defined in the 2006 Plan as having the title of vice president and above) for the creation of shareholder value and determining incentive payments based on the achievement of corporate and individual performance goals.

The 2006 Plan is designed to provide variable incentive payments based on (1) the Company’s financial performance based on revenues and profits before interest and taxes, (2) the executive’s individual performance compared to predetermined performance objectives and (3) the Company’s achievement of certain predetermined operational goals. The incentive payments are awarded on an annual basis and are typically paid in cash after the end of the fiscal year. The maximum incentive payment under the 2006 Plan is 155% of the executive’s base salary for 2005, consisting of (1) a maximum of 125% of base salary based on the Company’s financial performance, (2) a maximum of 20% of base salary based on individual performance and (3) a maximum of 10% of base salary based on the Company’s achievement of certain predetermined operational goals.

Eligibility for and the amount and type of incentive payments under the 2006 Plan are solely at the discretion of the Committee and the Board of Directors and are not guaranteed under any circumstances. The Committee, in its discretion, may award a bonus greater than the maximum payout amount under the 2006 Plan. The incentive awards are structured to comply with Section 162(m) of the Internal Revenue Code of 1986. Before any incentive payment is made to an executive (other than the Chief Executive Officer) under the 2006 Plan, the Chief Executive Officer must determine that the executive has delivered competent personal performance in his or her functional role throughout the year, has adhered to applicable departmental budgets and has met his or her individual objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: February 24, 2006